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                                                                                    Exhibit 99.1
                                    Northway Financial, Inc.
                          Revised Selected Consolidated Financial Data
                                           (Unaudited)
                     (In thousands, except for ratios and per share amounts)

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Period end balance sheet data:                           December 31,
                                            2003                                  2002

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Total assets                            $  609,216                            $  598,945
Loans, net (1)                             463,460                               437,901
Investments (2)                             95,256                               106,279
Deposits                                   463,307                               476,194
Borrowings                                  95,021                                74,871
Stockholders' equity                        47,872                                44,266

Book value per share                    $    31.92                            $    29.19
Tangible book value per share (3)            22.29                                 19.07
Leverage ratio                                7.22%                                 6.70%
Shares outstanding                       1,499,574                             1,516,574

                                          For the Three Months             For the Twelve Months
                                              Ended Dec. 31,                  Ended Dec. 31,
Operating results:                           2003       2002                 2003       2002
Net interest and dividend income          $ 5,636    $ 5,598              $23,050    $21,644
Securities gains (losses), net                671       (116)               1,522        151
Other noninterest income                      943        930                3,853      3,245
Loan loss provision                           150        225                  805        900
Write-down of equity securities              --           96                  184        910
Amortization of core deposit intangible       239        212                  954        476
Other operating expense                     5,479      5,176               20,998     18,649
Income before tax                           1,382        703                5,484      4,105
Income tax expense                            378        321                1,867      1,507
Net income                                $ 1,004    $   382              $ 3,617    $ 2,598

Earnings per share                        $  0.66    $  0.25              $  2.40    $  1.71
Earnings per share-assuming dilution         0.66       0.25                 2.39       1.71
Return on average assets                     0.64%      0.26%                0.59%      0.49%
Return on average equity                     8.40%      3.42%                7.82%      5.86%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Board stock and investment securities available-for-sale.
(3) Includes a deduction of $14,439 and $15,348 for goodwill, core deposit intangible and mortgage servicing assets for 2003 and 2002, respectively.
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